UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

Commission File Number:         000-56292

GAMESQUARE ESPORTS INC.
(Exact Name of Registrant as Specified in its Charter)

1008, 150 York Street
Toronto, Ontario M5H 3S5 Canada
(216) 464-6400
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Common Shares, no par value
(Title of each class of securities covered by this Form)

(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)                                ☒
Rule 12g-4(a)(2)                                ☐
Rule 12h-3(b)(1)(i)                            ☐
Rule 12h-3(b)(1)(ii)                           ☐
Rule 15d-6                                         ☐
Rule 15d-22(b)                                  ☐

Approximate number of holders of record as of the certification or notice date:                1

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, GameSquare Esports Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

GAMESQUARE ESPORTS INC.

Date: April 11, 2023	By:	/s/ Paolo DiPasquale
Paolo DiPasquale
Chief Strategy Officer